EAST AREA ONE - SANTA PAULA
REAL ESTATE ADVISORY MANAGEMENT CONSULTANT AGREEMENT
AMENDMENT NO. 1

THIS Amendment (this “Amendment”) is made and entered into as of this 24th day of August, 2010 by and between the Limoneira Company (“Limoneira”), a Delaware corporation, and Parkstone Companies, Inc. (“Parkstone”), a California corporation, to supplement and amend certain terms of that certain Real Estate Advisory Management Consultant Agreement dated as of April 1, 2004 between Limoneira and Parkstone (the “Original Agreement”).  Limoneira and Parkstone are collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

A.	Limoneira intends to entitle, for future mixed-use development, approximately 500 acres of land commonly referred to as East Area One located in the County of Ventura, California; and

B.	Parkstone was engaged by Limoneira pursuant to the Original Agreement to manage the land entitlement process of the Property;

C.	The Parties have, by their course of conduct, continued the terms of the Original Agreement; and

D.	The Parties wish to supplement and amend the Original Agreement as set forth below.

NOW, THEREFORE, for and in consideration of the mutual benefits to be derived herefrom the parties agree as follows:

1.           Amendment of Original Agreement.  Effective as of the date hereof, the Original Agreement shall be amended as follows:

(a)           Exhibit A to the Original Agreement is hereby amended to include the following:

East Area One Entitlement Process

Parkstone shall manage, organize and complete in a timely and workmanlike manner the entitlement process phase (the “Project”) for an approximate 500 acre master plan subdivision located on land commonly referred to as East Area One as further described on Annex 1 attached hereto (the “Property’).  In connection with the Project, the duties and obligations of Parkstone shall include:

1.           preparing a specific plan for the Project and corresponding applications and formal submittals (the “Specific Plan”) to the City of Santa Paula (the “City”);

2.           obtaining City approval of the Specific Plan and a Certified Environmental Impact Report (a “Certified EIR”);

3.           managing the process through a SOAR vote to successful completion and the subsequent annexation of land into the City; and

4.           managing the process for LAFCO approval of annexation to the City.

(b)           The first section of Exhibit B to the Original Agreement titled “Strategic Planning (Overall Portfolio)/Project Feasibility Analysis and Project Consulting (Site Specific)” is hereby deleted in its entirety and replaced with the following:

Monthly Fee and Success Fee

In consideration of the Services to be provided by Parkstone, Limoneira agrees to pay Parkstone fee(s) in the following amounts and times:

1.           a monthly fee of $20,000 (the “Monthly Fee”) to be paid on the __ of each month until the annexation of the Property by the City (the “Trigger Event”), plus

2.           a success fee (the “Success Fee”) equal to the amount derived by multiplying (a) 4% times (b) the Property Value reduced by the sum of (i) the Base Land Value plus (ii) Selling Costs plus (iii) Capitalized Costs. The Success Fee shall be due and payable 120 days following the earlier to occur of (x) the sale of all or any portion of the Property (which shall include Limoneira’s entrance into an arm’s length written agreement with any unrelated third party pursuant to which such third party (a “Third Party Investor”) makes a material investment in the Property (a “Third Party Investment”)), (y) the determination of an Appraised Value or (z) the second anniversary of the Trigger Event.  The Success Fee, if any, shall be paid, in Limoneira’s sole and absolute discretion, in (i) cash, (ii) shares of Limoneira common stock (“Common Stock”) using a price per share equal to the average of closing prices of the Common Stock on the NASDAQ Global Market for the 20 trading days ending on the last trading day prior to the earlier to occur of (x), (y) or (z) above; provided, however, that the price per share shall be no less than $16.00 (as adjusted for any stock split, reverse stock split, merger, consolidation, statutory share exchange or similar transaction) or (iii) any combination of the foregoing.  In the event Limoneira terminates this Agreement for reasons other than in the event of a material breach by Parkstone that has not been cured, if capable of being cured, within 30 days of receipt of written notice from Limoneira of such breach during the entitlement process of the Property, Parkstone shall be entitled to receive 90% of the Success Fee (the “Early Termination Fee”) in recognition of the achievement of submitting an application for a Specific Plan, obtaining approval of a Specific Plan and Certified EIR and receiving a successful SOAR vote.  The Early Termination Fee, if any, shall be paid in the same manner and at the same time as the Success Fee.  The provisions of this paragraph shall survive the expiration or termination of the Agreement.

For purposes of the Monthly Fee and the Success Fee, the following terms have the meanings specified:

a.           “Appraised Value” shall mean the value determined by a qualified and licensed appraiser acceptable to both Limoneira and Parkstone that is familiar with the type and scope of development as the Property, provided such value is acceptable to both Parties.  In determining an Appraised Value, the appraiser shall use the methodology described in Annex 2 attached hereto.  Parkstone may engage an appraiser to determine the Appraised Value of the Property at anytime following the occurrence of the Trigger Event until the second anniversary of the Trigger Event.  If Parkstone has not determined the Appraised Value by the second anniversary of the Trigger Event, Limoneira may engage an appraiser to determine the Appraised Value of the Property.  The costs and expenses of such appraisal shall be shared equally by the Parties.  If the Appraised Value is agreed upon by the Parties before all or any portion of the Property is sold, the Appraised Value shall be used to determine the Property Value.  Limoneira or Parkstone, as applicable, shall promptly notify the other party in writing of such Appraised Value and the other party, promptly upon receipt of such notice, shall notify the notifying party whether the Appraised Value determined by the agreed upon appraiser is acceptable.  In the event that the Appraised Value determined by the agreed upon appraiser is unacceptable to either party, then each party shall, at its sole costs and expense, select an appraiser within 15 days of Limoneira’s or Parkstone’s, as applicable, receipt of notice of the rejection of the Appraised Value and the average of the rejected appraisal and the two new appraisals shall be the Appraised Value.  In the event that Limoneira and Parkstone cannot agree on an appraiser within 30 days from the date a Party was notified of the other Party’s initial proposed appraiser, then each party shall, at its sole costs and expense, select an appraiser within 15 days of the expiration of the foregoing period.  The two selected appraisers shall then select a third appraiser, the costs of which will be shared equally by the Parties, each of which will appraise the Property, and the average of the three appraisals shall be the Appraised Value.  Each appraiser selected by the Parties or a Party shall be instructed to use every reasonable effort to perform its services as soon as practicable after such selection, and in any case, within 30 days after being selected by the applicable Party or Parties.

b.           “Base Land Value” shall mean $28,122,900.

c.           “Capitalized Costs” shall include the purchase price paid for the acquisition of the Newsom Property, which property is described on Annex 1 attached hereto, plus any and all costs incurred and capitalized by Limoneira in accordance with United States generally accepted accounting principles in connection with the Project up to and including the determination of the Property Value, including, but not limited to costs of architects, engineers and other third party consultants, legal fees relating to the entitlement of the Property and acquisition of the Newsom Property, management fees paid to Parkstone, and any improvements made to the Property not related to its current agricultural use.

d.           “Property Value” shall mean:

(i)           if established prior to the sale of any portion or all of the Property, the Appraised Value;

(ii)          in the event of a sale of 100% of the Property before an Appraised Value is established, the aggregate sale price of the Property; or

(iii)         in the event of a sale of less than 100% of the Property or a Third Party Investment before an Appraised Value is established then the sale price of that portion of the Property sold or, in the case of a Third Party Investment, the value of the Property as agreed by Limoneira and the applicable Third Party Investor for purposes of quantifying the Third Party Investment, will be used to determine the value of 100% of the Property, based on prorata acreage, unless either party objects thereto based on the reasonable belief that such value is not representative of the Property as a whole (e.g., land use of that portion carries a higher or lower value relative to the whole, or the location of such property is more or less desirable than all of the Property taken as a whole), and in such event the Appraised Value shall be used to determine the Property Value.

e.           “Selling Costs” shall mean any and all costs incurred by the Seller in connection with or relating to the sale of the Property, including, but not limited to, title insurance, survey, broker commissions, transfer taxes, recording costs, attorneys’ fees relating to the sale and costs to cure any title or survey objections by the buyer.

(c)           Section 17 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

17.           Term of Agreement; Survival.  This Agreement shall remain in force and effect until the occurrence of the Trigger Event, provided, however, that either party may terminate this Agreement for any reason whatsoever by giving not less than 30 days prior written notice to the other party.

2.           Representations and Warranties, Acknowledgements and Agreements of Parkstone.  Parkstone represents and warrants to Limoneira and acknowledges and agrees as of the date hereof as set forth on Annex 3 attached hereto.

3.           Attorney’s Fees.  If any action is brought by either party against the other party, relating to or arising out of this Amendment or the Original Agreement as amended by this Amendment, the transactions described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.

4.           Effect on Original Agreement.  Each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Original Agreement as amended hereby.  Except as specifically modified by the terms of this Amendment, all of the terms, provisions, covenants, warranties and agreements contained in the Original Agreement shall remain in full force and effect and are hereby ratified.

5.           Headings.  Section headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

6.           Governing Law.  Each of the undersigned hereby agrees that this Amendment and the rights and obligations hereunder of all parties hereto shall be governed by and construed under the substantive laws of the State of California without reference to the conflict of laws principles thereof.

7.           Severability.  If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions hereof shall remain in full force and effect.  Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any party may execute this Amendment by electronic signature (including facsimile or scanned email), and the other party will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by the first party.

[Signature page immediately follows.]

IN WITNESS HEREOF, Limoneira and Parkstone have executed this Amendment effective as of the date first above written.

Limoneira Company	Parkstone Companies, Inc.

By:	By:

Its:	Its:

Date:	Date:

Annex 1

All that certain real property situated in the County of Ventura, State of California with the following Ventura County Assessor Parcel Numbers:

Assessor Parcel Number: 040-0-180-565

Assessor Parcel Number: 040-0-180-435

Assessor Parcel Number: 107-0-200-115

Annex 2

PROPOSED VALUATION METHODOLOGY - EAST AREA I PROJECT LIMONEIRA COMPANY AND PARKSTONE & COMPANY

VALUATION FORMULA

•	1,500 Residential Lots to be sold to homebuilders - Appraised Value

•	250,000 sf commercial property to be sold to builders - Appraised Value

•	150,000 sf light industrial property to be sold to builders Appraised Value

•	Agreed upon start date for infrastructure to create finished lots - Per Appraiser

•	Agreed upon sales rate for finished lots - Per Appraiser

•	This will include annual absorption rate assumptions

•	Agreed upon costs for total project and estimated timing of all costs (including conditions of Development Agreement) - Per the cost estimates of Limoneira/Parkstone's consultants

•	Assumed build-out period of project - Per Appraiser

•	Assumed lot sales annually - Per Appraiser

•	Eg., 150 lots Yr. 1, 200 lots Yr. 2, 300 lots Yr. 3. Etc.

•	Total inflows = Lot Sales + Commercial Property Sales + Light Industrial Sales

•	Total outflows = Development Agreement Costs + Fees & Housing + School Costs + Infrastructure Costs

•	EBITDA

•	Net Outflows / Inflows Annually

•	Discount Rate - Determined by Appraiser

•	Net Present Value of Project Determined

Annex 3

(a)           Organization and Standing; Authority; Enforceability.  Parkstone is duly organized or formed, validly existing in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The execution and delivery by Parkstone of this Amendment and the consummation by Parkstone of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parkstone.  This Amendment has been duly executed and delivered by Parkstone, and this Amendment constitutes the legal, valid and binding obligation of Parkstone, enforceable against Parkstone in accordance with its terms.

(b)           Access to and Evaluation of Information Concerning Limoneira; General Solicitation.  Parkstone has:

(i)         such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Common Stock, including the risk that the Common Stock could lose the entire value of the Common Stock, and has so evaluated the merits and risks of such acquisition;

(ii)        made such independent investigation of Limoneira, its management, and related matters as Parkstone deems to be necessary or advisable in connection with the acquisition of the Common Stock, and is able to bear the economic and financial risk of purchasing the Common Stock (including the risk that Parkstone could lose the entire value of the Common Stock); and

(iii)       not been offered the Common Stock by any means of general solicitation or general advertising.

(c)           Accredited Investor; No Public Distribution Intent.  Parkstone is:

(i)         an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

(ii)        purchasing the Common Stock for Parkstone’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof.

(d)           No Registration.  The Common Stock that may be received by Parkstone will not have been registered under the Securities Act or the securities laws of any other jurisdiction and the offer and sale of the Common Stock is being made in reliance on one or more exemptions for private offerings under Section 4(2) of the Securities Act and applicable securities laws.  Accordingly, no sale, transfer or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (“Transfer”) of any of the Common Stock received by Parkstone is permitted unless such Transfer is registered under the Securities Act and other applicable securities laws, or an exemption from such registration is available.